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                                                                    Exhibit 99.1


Opened in March 2006, CPA(R):16 - Global's second offering is registered to raise $550 million. Through November 14, 2006, CPA(R):16 - Global has raised $427 million in connection with this offering and therefore has approximately $123 million remaining until the fund must conclude its offering. Since September 1, 2006, CPA(R):16 - Global has raised $181 million ($32.8 million in September, $67.6 million in October and $80.4 million in November through November 14th).


CPA(R):16 - Global will continue to accept orders on a first-come, first-served basis and will return any orders it is not able to accommodate due to the registration limits. All orders, including those for qualified plans, must be accompanied by the corresponding funding in order to be accepted.


For updates on CPA(R):16 - Global fundraising as we approach the $550 million limit, please check www.cpa16global.com
                    -------------------


Carey Financial, LLC, Member NASD/SIPC, a wholly-owned subsidiary of W. P. Carey & Co. LLC, is the sales agent for CPA(R):16 - Global.


FOR BROKER-DEALER USE ONLY                                       1-800-WP CAREY
NOT APPROVED FOR USE AS SALES MATERIAL                           www.wpcarey.com